Exhibit 21.1
Subsidiaries of Semtech Corporation

•	Semtech EV, Inc. (California)

•	Semtech San Diego Corporation (California)

•	Sierra Monolithics, Inc. (California)

•	Semtech Colorado, Inc. (Colorado)

•	Semtech New York Corporation (Delaware)

•	TrackNet, Inc. (Delaware)

•	Semtech Corpus Christi Corporation (Texas)

•	Triune IP, LLC (Texas)

•	Triune Systems, L.L.C. (Texas)

•	Semtech Canada Corporation (Nova Scotia, Canada)

•	Semtech Quebec Inc. (Quebec)

•	Semtech Semiconductor (Chengdu) Co. Ltd. (China)

•	Semtech Semiconductor (Shanghai) Co. Ltd. (China)

•	Semtech Semiconductor (Shenzhen) Company Limited (China)

•	Semtech France SAS (France)

•	Semtech Germany GmbH (Germany)

•	Semtech Semiconductor Holdings Limited (Hong Kong)

•	Semtech Advanced Systems India Private Limited (India)

•	Semtech Japan GK (Japan)

•	Semtech Semiconductor (Malaysia) Sdn Bhd (Malaysia)

•	Semtech Corpus Christi S.A. de CV (Mexico)

•	Snowbush Mexico S.A.P.I. de C.V. – 99.9% (Mexico)

•	Semtech Netherlands BV (Netherlands)

•	Semtech (International) AG (Switzerland)

•	Semtech Neuchatel SARL (Switzerland)

•	Gennum UK Limited (United Kingdom)

•	Semtech EMEA Limited (United Kingdom)

•	Semtech Limited (United Kingdom)